Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-170658 on Form N-2 of our reports dated October 30, 2010, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”) and Master Senior Floating Rate LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2010, and to the references to us under the headings “Financial Highlights”, “Financial Statements”, and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 28, 2010